Press Contact:    Jamie Moody
Ciena Corporation
+1 (214) 995-8035
pr@ciena.com
Investor Contact:    Gregg Lampf
Ciena Corporation
+1 (410) 694-5700
ir@ciena.com

FOR IMMEDIATE RELEASE

Ciena Announces Pricing of $400 Million Senior Notes Private Offering

HANOVER, Md. – January 11, 2022 – Ciena Corporation (NYSE: CIEN) (“Ciena”) today announced that it has priced a private offering of $400 million in aggregate principal amount of 4.00% Senior Notes due 2030 (the “Notes”). The sale of the Notes is expected to close on January 18, 2022, subject to customary closing conditions. The Notes will be guaranteed by certain of Ciena’s direct and indirect existing and future domestic subsidiaries.
Interest on the Notes will be payable semi-annually in arrears on each January 31 and July 31, commencing on July 31, 2022. The Notes will mature on January 31, 2030, unless repurchased or redeemed in accordance with their terms prior to such date. Ciena intends to use the net proceeds from the sale of the Notes for general corporate purposes.
This communication does not constitute an offer to sell or the solicitation of an offer to buy the Notes or related guarantees, nor shall there be any offer or sale of the Notes or related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offer and sale of the Notes and related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.
The Notes and related guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.
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About Ciena
Ciena (NYSE: CIEN) is a networking systems, services and software company. We provide solutions that help our customers create the Adaptive NetworkTM in response to the constantly changing demands of their end-users. By delivering best-in-class networking technology through high-touch consultative relationships, we build the world’s most agile networks with automation, openness and scale. For updates on Ciena, follow us on Twitter @Ciena, LinkedIn, the Ciena Insights blog, or visit www.ciena.com.

Note to Ciena Investors
You are encouraged to review the Investors section of our website, where we routinely post press releases, SEC filings, recent news, financial results, and other announcements. From time to time we exclusively post material information to this website along with other disclosure channels that we use. This press release contains certain forward-looking statements that are based on our current expectations, forecasts, information and assumptions. These statements involve inherent risks and uncertainties. Actual results or outcomes may differ materially from those stated or implied, because of risks and uncertainties, including those detailed in our most recent annual and quarterly reports filed with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies and can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. Ciena assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.